MICROMEM TECHNOLOGIES INC.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS
AS AT JANUARY 31, 2005
AND FOR THE THREE MONTHS THEN ENDED

(Unaudited - See Notice to Reader)

MICROMEM TECHNOLOGIES INC. ("the Company")

Notice to Reader

The management of Micromem Technologies Inc. ("the Company") is responsible for the preparation of the accompanying interim financial statements. The interim financial statements as at January 31, 2005 and for the quarter then ended have been prepared in accordance with accounting principles generally accepted in Canada and are considered by management to represent fairly the financial position, operating results and cash flow of the Company.

These interim financial statements have not been reviewed by an auditor. These interim financial statements are unaudited and include all adjustments, consisting of normal and recurring items, that management considers necessary for a fair presentation of the consolidated financial position, results of operations and cash flows.

"Joseph Fuda"
(signed) Joseph Fuda, President and CEO

"Dan Amadori"
(signed) Dan Amadori, Chief Financial Officer

March 31, 2005

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

Consolidated Balance Sheet
(Expressed in United States dollars)
(See Note 2 - Going Concern)
(Unaudited)

As at,
	January 31, 2005	October 31, 2004

Assets
Current assets:
Cash and cash equivalents	$734,346	$350,504
Term deposits	87,547	87,243
Deposits and other receivables (Note 5)	72,174	33,562
	894,067	471,309
Capital assets (Note 6)	2,697	2,925
Patents and trademarks (Note 7)	-	-
Royalty rights (Note 4 and Note 10)	-	-
	896,764	474,234

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	449,474	436,624

Shareholders' equity:
Share capital: (Note 8)
Authorized:
2,000,000 special preference shares, redeemable, voting
Unlimited common shares without par value
Issued and outstanding:
59,491,771 common shares (2004 - 58,063,437)	32,764,787	32,103,787
Contributed surplus (Notes 8 (b) and 9)	18,620,573	18,418,370
Deficit accumulated during the development stage	(50,938,070)	(50,484,547)
	447,290	37,610

	$896,764	$474,234

Commitments (Note 13)
Contingencies (Note 14)

"Joseph Fuda" (Signed)
Joseph Fuda, Director

"David Sharpless" (Signed)
David Sharpless, Director

See accompanying notes to the consolidated financial statements

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

Consolidated Statements of Operations and Deficit
 (Expressed in United States dollars)

For the three month period ended January 31, 2005 (with comparative data)
(Unaudited)
				Period from
				September 03, 1997
	Jan. 31, 2005	Jan 31, 2004	Oct. 31, 2004	to January 31, 2005
	(3 mos)	(3 mos)	(12 mos)

Revenue:
Interest and other income	$289	$521	$4,746	$531,673

Costs and expenses (income):
Administration	48,600	19,201	157,854	2,198,639
Professional fees (Notes 8 (b) and 12 (c))	131,074	33,480	281,371	3,296,040
Wages and salaries (Note 12 (b))	11,234	35,231	31,563	9,380,408
Research and development (Notes 6 and 13)	5,642	83,075	378,410	6,400,334
Travel and entertainment	33,131	3,665	77,616	1,100,713
Amortization of patents and trademarks	-	-	-	67,596
Amortization of capital assets (Note 6)	228	3,768	5,410	341,769
Operating leases	-	-	-	109,412
Loss on sale of investment	-	-	-	54,606
Write-down of investment	-	-	-	61,020
Write-down of royalty rights (Note 10)	-	-	-	10,000,000
Write-down of patents and trademarks (Note 7)	-		-	299,820
Stock compensation expense (Note 8b)	202,203	-	-	202,203
Interest expense	-	-	-	75,027
Loss on sale of capital assets	-		-	65,460
Unrealized foreign exchange loss (gain)	21,700	14,395	16,870	(32,440)
	453,812	192,815	949,094	33,620,607

Loss before income taxes	$(453,523)	$(192,294)	$(944,348)	$(33,088,934)

Provision for (recovery of) income taxes (Note 11)	-	-	-	19,677

Net loss for the period	$(453,523)	$(192,294)	$(944,348)	$(33,108,611)

Deficit accumulated during the
development stage, beginning of period	(50,484,547)	(31,710,740)	(31,710,740)	-
Restatement for stock
compensation expense (Note 8b)	-	(16,459,509)	(17,829,459)	(17,829,459)
Deficit accumulated during the
development stage, end of period	$(50,938,070)	$(48,362,543)	$(50,484,547)	$(50,938,070)

Loss per share - basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.74)

Weighted average number of shares	58,432,971	49,271,317	52,958,975	44,751,019

See accompanying notes to the consolidated financial statements

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

Consolidated Statement of Cash Flows
(Expressed in United States dollars)

For the three month period ended January 31, 2005 (with comparative data)
(Unaudited)
				Period from
				September 3,1997 to
	Jan. 31, 2005	Jan. 31, 2004	Oct. 31, 2004	January 31,2005
	( 3 mos)	(3 mos)	(12 mos)

Cash flows from operating activities:
Net loss for the period	(453,523)	$(192,294)	$(944,348)	$(33,108,611)
Adjustments to reconcile loss for
the period to net cash used in operating activities:
Amortization of patents and trademarks	-	-	-	67,596
Amortization of capital assets	228	3,768	5,410	526,989
Loss on sale of investment	-	-	-	49,810
Write down of investment	-	-	-	61,020
Loss on disposal of capital assets	-	-	-	65,460
Write-down of royalty rights	-	-	-	10,000,000
Write-down of patents and trademarks	-	-	-	299,820
Stock option expense	202,203	-	10,020	212,223
Share compensation expense	-	-	-	7,285,696
Non-cash wages and salaries	-	-	-	34,000
Change in non-cash working capital items,
Decrease (increase) in deposits and other receivables	(38,612)	(125,511)	13,645	(63,577)
Increase (decrease) in accounts payable and accrued liabilities	12,850	42,717	190,924	343,430
Net cash used in operating activities	(276,854)	(271,320)	(724,349)	(14,226,144)

Cash flows from investing activities:
Capital assets, net	-	-	(4,567)	(729,604)
Proceed on disposal of capital assets	-	-	-	134,458
Patents and trademarks	-	-	-	(367,416)
Sale of available-for-sale Investment	-	-	-	260,641
Royalty rights	-	-	-	(2,000,000)
Term Deposits	(304)	143,933	132,687	(87,547)
Net cash provided by (used in) investing activities	(304)	143,933	128,120	(2,789,468)

Cash flows from financing activities:
Issue of common shares	661,000	73,000	867,500	17,169,233
Net proceeds from shareholder's Loan	-	-	-	544,891
Loan proceeds from Avanticorp International Inc.	-	-	-	112,031
Rights issue Costs	-	-	-	(76,197)
Net cash provided by (used in) financing activities	661,000	73,000	867,500	17,749,958

Increase (decrease) in cash and cash equivalents	383,842	(54,387)	271,271	734,346
				-
Cash and cash equivalents, beginning of period	350,504	79,233	79,233	-
				-
Cash and cash equivalents, end of period	$734,346	$24,846	$350,504	$734,346

Supplemental cash flow information:
Interest paid	-	-	-	76,987
Income taxes paid	-	-	-	66,722

See accompanying notes to the consolidated financial statements

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Expressed in United States dollars)

January 31, 2005

	Number of	Share	Contributed	Deferred Share	Deficit
	Shares	Capital	Surplus	Compensation	Accumulated
					During Development
					Stage
Micromem share capital, October 31, 1998	3,490,643	$ -	$ -	$ -	$ -
Exercise of director's stock options	490,000	-	-	-	-
Pageant share capital, October 31, 1998	-	1	-	-	-
Net loss for the year	-	-	-	-	(500,992)
Common shares of Pageant, December 4, 1998	-	4,999	-	-	-
Assigned fair value of net assets (Note 3(b) (iv))	32,000,000	549,140	-	-	-
Micromem share capital, September 11, 1999	35,980,643	554,140	-	-	(500,992)
Exercise of common share purchase warrants for
cash	120,676	164,053	-	-	-
Private placement of common shares for cash, May
17, 1999	350,000	1,050,000	-	-	-
Shareholder loan forgiven (Note 9)	-	-	544,891	-	-
Exercise of stock options for cash	100,000	300,000	-	-	-
Net loss for the year	-	-	-	-	(5,207,787)
Balance, October 31, 1999	36,551,319	2,068,193	544,891	-	(5,708,779)
Exercise of common share purchase warrants for
cash	182,087	274,717	-	-	-
Exercise of stock options for cash	100,000	300,000	-	-	-
Deferred share compensation (Note 12 (a))	-	-	2,711,881	(453,219)	-
Private placement of common shares for cash,
February 10, 2000	2,000,000	5,000,000	-	-	-
Common shares issued pursuant to compensation
agreements, March 15, 2000	901,110	4,206,447	-	-	-
Net loss for the year	-	-	-	-	(7,259,356)
Balance, October 31, 2000	39,734,516	11,849,357	3,256,772	(453,219)	(12,968,135)
Exercise of common share purchase warrants for
cash	362,450	554,655	-	-	-
Common shares issued under rights offering
November 20, 2000	304,674	1,119,058	-	-	-
Exercise of stock options for cash	800,000	2,400,000	-	-	-
Deferred share compensation (Note 12 (a))	-	-	(453,219)	453,219	-
Stock-based compensation (Note 8(b))	-	-	34,000	-	-
Exercise of director's stock options for cash,
January 17, 2001	714,686	71,469	-	-	-
Common shares issued pursuant to compensatory
stock options, at January 17, 2001 (Note 12 (a))	-	1,581,242	(1,581,242)	-	-
Adjustment-share compensation Expenses (Note
12(a))	-	-	(677,420)	-	-
Common shares issued pursuant to compensation
agreement, January 23, 2001(Note 12 (a))	11,192	66,461	-
Private placement of common shares for cash,				-	-
March 21, 2001	2,000,000	4,000,000	-
Common shares issued under asset purchase				-	-
agreement to Estancia Limited, March 14, 2001	2,007,831	8,000,00	-
Compensation shares due but not issued (Note 12
(a))	-	-	1,431,545	-	-
Net loss for the year	-	-	-	-	(4,559,625)

Balance, October 31, 2001	45,935,349	$29,642,242	$2,010,436	$ -	$(17,527,760)

See accompanying notes to the consolidated financial statements

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Expressed in United States dollars)

January 31, 2005

	Number of	Share Capital	Contributed	Deferred Share	Deficit
	Shares		Surplus	Compensation	Accumulated
					During
					Development
					Stage
Balance, October 31, 2001	45,935,349	$29,642,242	$2,010,436	$-	$(17,527,760)
Shares issued pursuant to compensatory
agreement, March 26, 2002 (Note 12 (a))	765,588	1,431,545	(1,431,545)	-	-
Net loss for the year	-	-	-	-	(12,733,015)
Balance, October 31, 2002	46,700,937	31,073,787	578,891	-	(30,260,775)
Private placement of common shares for cash,
August 13, 2003 (Note 8(d))	2,031,250	162,500	-	-	-
Net loss for the year	-	-	-	-	(1,449,965)

Balance, October 31, 2003	48,732,187	$31,236,287	$ 578,891	$-	$(31,710,740)

Private Placement of common shares for cash,
December 2003 (Note 8 (e) ii)	500,000	40,000	-	-	-
Private Placement of common shares for cash,
December 2003 (Note 8 (e) i)	300,000	33,000	-	-	-
Exercise of common share purchase warrants for
cash (Note 8(d), August 2004	2,031,250	162,500	-	-	-
Exercise of common share purchase warrants for
cash (Note 8 (e) ii), June-September 2004	1,000,000	80,000	-	-	-
Exercise of common share purchase warrants for
cash (Note 8 (e) i), October 2004	200,000	22,000	-	-	-
Exercise of options for cash	5,300,000	530,000	-	-	-
Stock options issued to consultant (Note 8 (b))			10,020
Net loss for the year	-	-	-	-	(944,348)
Balance, October 31, 2004	58,063,437	$ 32,103,787	$588,911	$-	$(32,655,088)

Restatement of Deficit arising on change to fair
value accounting for stock compensation
expense			17,829,459	-	(17,829,459)
Restated balance at October, 2004	58,063,437	$32,103,787	$18,418,370	$-	$(50,484,547)

Exercise of common share purchase warrants for
cash (Note 8(e)), December - January 2005	400,000	44,000	-	-	-
Private placement of common shares for cash	1,028,334	617,000	-	-	-
Net loss for the quarter					(453,523)
Stock options issued to consultants/employees			202,203	-
Balance at January 31, 2005	59,491,771	$32,764,787	$18,620,573	-	$(50,938,070)

See accompanying notes to the consolidated financial statements

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

  Nature of business:

Micromem Technologies Inc. ("Micromem" or the "Company") is a corporation incorporated under the laws of the Province of Ontario, Canada. By Articles of Amendment dated January 14, 1999, the Company changed its name from Avanticorp International Inc. to Micromem Technologies Inc. On January 11, 1999, the Company acquired all of the outstanding shares of Pageant Technologies Inc. ("Pageant"), a company subsisting under the laws of Barbados. This acquisition, as described in Note 3(b), was recorded as a reverse takeover under Canadian generally accepted accounting principles ("Canadian GAAP").

The Company currently operates in a single segment as a developer of non-volatile magnetic memory technology. To January 31, 2005 the Company has not generated significant revenue and is devoting substantially all of its efforts to the development of its technology. Accordingly, for financial reporting purposes, the Company is a development stage enterprise.

  Going concern:

These consolidated financial statements have been prepared on the "going concern" basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The Company has incurred substantial losses to date. It will be necessary to raise additional funds for the continuing development, testing and commercial exploitation of its technology. The sources of these funds have not yet been identified and there can be no certainty that sources will be available in the future.

The Company continues to pursue its research initiatives as outlined in Note 13 in order to develop its technology for commercial applications and continues to raise financing for operations as outlined in Note 8(e).

The Company's ability to continue as a going concern is in substantial doubt and it is dependent upon completing the development of its technology for a particular application, achieving profitable operations, obtaining additional financing and successfully bringing its technology to the market. The outcome of these matters

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005 cannot be predicted at this time. The consolidated financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classifications of the assets and liabilities that might be necessary should the Company be unable to continue in business. If the "going concern" assumption were not appropriate for these consolidated financial statements then adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

  Summary of significant account policies:

These consolidated financial statements have been prepared in accordance with Canadian GAAP and are stated in United States dollars. These principles are also in conformity in all material respects with United States generally accepted accounting principles ("U.S. GAAP") as described in Note 16 to the consolidated financial statements. The most significant accounting policies are as follows:

  Financial reporting:

The Company has adopted Section 1100 of the Canadian Institute of Chartered Accountants ("CICA") Handbook, "Generally Accepted Accounting Principles" ("GAAP"). This section establishes standards for financial reporting in accordance with GAAP and provides guidance on sources to consult with when selecting accounting policies and determining the appropriate disclosures when an item is not explicitly dealt with in the primary sources of GAAP. The Company also adopted Section 1400 of the CICA Handbook, "General Standards of Financial Statement Presentation". This section clarifies what constitutes "fair presentation in accordance with GAAP". The Company also adopted Section 3063 of the CICA Handbook, "Impairment of Long Lived Assets". This section requires the Company to measure and disclose impairments of long-lived assets. Adoption of these sections did not have a material impact on the Company's financial statements.

  Principles of consolidation:

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Memtech International Inc., Memtech International (U.S.A.) Inc., Pageant Technologies Inc. and Pageant Technologies (U.S.A.) Inc.

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

During the fiscal year ending October 31, 2003, two of the Company's subsidiaries, Micromem Technologies B.V. and Micromem Technologies S.p.A. were wound up. All significant intercompany balances and transactions have been eliminated upon consolidation.

  Basis of presentation:

On January 11, 1999, the Company issued 32,000,000 common shares and 1,000,000 warrants to acquire all of the issued and outstanding shares of Pageant. On that date, the total number of the Company shares outstanding was 35,980,643 shares. As a result of this transaction, the shareholders of Pageant owned 88.9% of the outstanding common shares of the Company and, accordingly, the purchase of Pageant was accounted for as a reverse takeover transaction.

Application of reverse takeover accounting results in the following:

  the consolidated financial statements of the combined entity are issued under the name of the legal parent, Micromem, but are considered a continuation of the financial statements of Pageant, the legal subsidiary;

  as Pageant is deemed to be the acquirer for accounting purposes, its assets and liabilities are included in the consolidated financial statements at their historical carrying values;

  the operating results for the period from September 3, 1997 to January 11, 1999, which are included in the cumulative operating results through January 31, 2005, are those of Pageant;

  control of the assets and operations of the Company is deemed to be acquired by Pageant effective January 11, 1999. For purposes of this transaction, the deemed consideration is $549,140 ascribed to the net assets of the Company outstanding immediately prior to the business combination; and

  Pageant became a wholly-owned subsidiary of the Company. For accounting purposes, at January 11, 1999, the outstanding shares of the Company, the continuing consolidated entity, consisted of the number of

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

Micromem shares issued to that date with an assigned value equal to the share capital of the continuing consolidated entity at that date as computed below.

The transaction was accounted for by the purchase method with the results of operations included in the consolidated financial statements from the date of acquisition. Details of the Company's net assets acquired and the assigned fair value of net assets at acquisition are as follows:

Cash	$168,084
Non-cash current assets	115,629
Investments	371,471
655,184
Less current liabilities	106,044
Assigned fair value of net assets	$549,140
  Use of estimates:

The preparation of consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents:

Cash and cash equivalents consist of all bank accounts and all highly liquid investments with original maturities of three months or less at the date of purchase.

  Capital Assets:

Capital assets are recorded at cost less accumulated amortization. Amortization is provided on capital assets on a straight-line basis for a period of up to three years. Capital assets are reviewed for impairment whenever

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005 events or changes in circumstances indicate that the carrying amount may not be recoverable. When circumstances dictate, an impairment loss is calculated as equal to the excess of the carrying value of the assets over their undiscounted estimated future net cash flow.

  Patents and trademarks:

Effective November 1, 2001, the Company changed its accounting policy for patents and trademarks to be recorded at cost less accumulated amortization which is provided on a straight-line basis over ten years. In prior years the Company accounted for its patents and trademarks at cost and amortization was to commence on an appropriate basis to charge off the cost over the future benefit period, not exceeding the legal life, when sales commence. There was no material impact on prior years' consolidated financial statements and accordingly, the comparative consolidated financial statements have not been restated.

For the year ended October 31, 2002, the change in accounting policy resulted in an increase in amortization expense and net loss of $31,338 and there was no material impact on net loss per share.

Patents and trademarks are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When circumstances dictate, an impairment loss is calculated as equal to the excess of the carrying value of the assets over their undiscounted estimated future net cash flow (Note 7).

  Research and development expenses:

Research costs are expensed in the period incurred. Development expenses are expensed as incurred unless they meet the criteria for deferral and amortization under Canadian GAAP. The Company has determined that no development costs have met these criteria at the financial reporting date.

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

  Stock-based compensation:

The Company has a stock-based compensation plan, which is described in Note 8. Stock-based compensation is recognized by the fair value method, whereby compensation is recorded to the extent that the exercise price is not based on the market value of the Company's common shares at the date of grant. Any compensatory benefit recorded is recognized initially as deferred share compensation in the consolidated statements of shareholders' equity and then charged against income over the contractual or vesting period.

Until October 31, 2004 for all awards of employee stock-based compensation granted after January 1, 2002, the Company recognized employee stock-based compensation costs under the intrinsic value-based method and provided pro forma disclosure of net income and earnings per share as if the fair value-based method has been applied.

Effective November 1, 2004 the Company has adopted the fair value method of accounting for employee stock-based compensation costs. Accordingly the cumulative deficit at October 31, 2004 has been restated for the cumulative effect of the stock-based compensation costs that the Company has incurred to that date which expense previously was disclosed on a proforma basis.

The stock-based compensation expense for options granted during the three month period ending January 31, 2005 has been reflected as an expense in the consolidated statement of operations for the period then ended.

  Income taxes:

The Company accounts for income taxes by the liability method. Under the liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using substantively enacted tax rates and laws that are expected to apply when the asset is realized or the liability settled. To the extent that it is not considered to be more likely than not that a future income tax asset will be realized, a valuation allowance is provided.

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

  Impairment of long-term assets:

The Company records the value of the long-term assets acquired at cost. Such rights are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When circumstances dictate an impairment loss is calculated as equal to the excess of the carrying value of the assets over their undiscounted estimated future net cash flows.

  Foreign currency translation:

The functional currency of the Company is the United States dollar. The Company's wholly-owned subsidiaries are integrated foreign operations and therefore, the Company uses the temporal method whereby monetary assets and liabilities are translated into United States (U.S.) dollars at the rate of exchange in effect at the consolidated balance sheet dates. Non-monetary assets and liabilities are translated at historical rates. Revenue and expenses are translated using the average monthly rate of exchange, which rate approximates the rate of exchange prevailing at the transaction dates. Gains or losses resulting from translation are included in the determination of net loss for the period.

The Company's monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at the exchange rate in effect at the consolidated balance sheet dates. Non-monetary assets and liabilities that are denominated in currencies other than United States dollars are translated into United States dollars using the historical rate of exchange in effect on the date the transaction occurred. Revenue and expense items are translated using the average monthly rate of exchange, which rate approximates the exchange rate at the date of the transaction. Resulting exchange gains or losses are included in net loss for the period.

  Acquisition of royalty rights and remaining interest in technology from Estancia Limited:

On December 9, 2000, the Company and its subsidiary, Pageant, entered into an Asset Purchase Agreement (the "Agreement") with Estancia Limited ("Estancia") and Richard Lienau ("Lienau") to purchase the remaining 50% interests in the patents which the Company did not own and a 40% gross profit royalty ("Estancia Royalty"),

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005 in respect of certain ferromagnetic memory technology known as VEMRAM (previously known as MAGRAM) and covered by U.S. Patent #5,295,097 and the related patent applications (the "Vemram Patents") described in the Agreement and all rights (the "Technology") held by Estancia and Lienau under the Joint Ownership and Licensing Agreement dated September 17, 1997 among Estancia, Lienau and Pageant. Under the terms of the Agreement, the Company was required to pay a maximum purchase price of $50,000,000 to Estancia as follows:

  $10,000,000 was paid on closing (after receipt of regulatory approvals), in the form of $8,000,000 in common shares of the Company ("Micromem Shares") (based on the price on the closing date) and $2,000,000 in cash;

  $20,000,000 if and when either (i) certification is received from Honeywell Federal Manufacturing & Technologies ("Honeywell") that fully integrated, randomly addressable memory matrices of the Technology have met certain stipulated performance standards, or (ii) the Company or any of its affiliates executes a definitive agreement for the sale or licensing of the Technology to an arm's length third party for any commercial purposes other than testing or evaluation of the Technology; payable in the form of cash and Micromem Shares to be determined by Pageant provided that a minimum of 50% of the $20,000,000 shall be paid in Micromem Shares valued at the close of trading on the date of receipt of such certification, sale or licensing; and

  $20,000,000 if and when the Company or any of its affiliates executes a definitive agreement for the sale or licensing with respect to any technology (including the Technology) owned by the Company to an arm's length third party for any commercial purposes other than testing or evaluation of the technology, payable in the form of cash and Micromem Shares to be determined by Pageant provided that a minimum of 50% of the $20,000,000 shall be paid in Micromem Shares valued at the close of trading on the date of execution of such sale or licensing.

 During fiscal 2001, the Company paid $2,000,000 in cash and issued 2,007,831 shares, being the equivalent of $8,000,000, the first installment payable under the terms described above, on approval by its shareholders in the annual shareholder meeting held on March 14, 2001. The $10,000,000 paid was initially recorded as royalty rights in fiscal 2001 and was written-down to nil in fiscal 2002 (Note 10).

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

On March 9, 2004 the third anniversary of the closing date, the requirements set out in terms (b) and (c) above were not met and, in accordance with the terms of the Agreement, the Company's obligations to pay these amounts terminated. The Company thus has had to revert to Estancia:

  a 40% interest in the Vemram Patents;

  a 32% interest in the gross profit, less expenses agreed to by the parties, for each license of the Vemram Patents sold or otherwise transferred by Pageant; and

  a 32% interest of any unit royalties received by Pageant as a result of the license or sale of the Vemram Patents less reasonable expenses directly related to the obtaining of said royalties.
  Deposits and other receivables:
	01/31/05	10/31/04
Sales tax recoverable	$4,102	$ 2,429
Deposits	15,000	15,000
Receivables from companies
under common control	31,127	16,133
Prepaid insurance	21,945	-
	$72,174	$33,562

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

  Capital assets:
	10/31/04	Additions	01/31/05
Cost:
Computers and equipment	$41,348	-	$41,348
	$41,348	-	$41,348

	10/31/04	Amortization	01/31/05
		Expense
Accumulated amortization:
Computers and equipment	$38,423	$228	$38,651
	$38,423	$228	$38,651

		2005	2004
Net book value:
Computers and equipment		$2,697	$2,925
		$2,697	$2,925

During fiscal 2003, the Company contributed equipment and supplies with a net book value of $58,302 under the "Equipment Transfer Agreement" to the University of Toronto ("U of T") (Note 13a(4)). The net book value of the contributed equipment has been charged to the period as a research and development expense.

  Patents and trademarks:

The Company and its subsidiaries have pending patent applications relating to its memory technologies and the costs relating to legal and filing fees are capitalized as patents.

In 2003 the Company discontinued a number of patent and trademark applications primarily outside the United States and the net book value of $130,839 relating to these applications was written off in 2003. The Company has also assessed the remaining amounts for patents and trademark applications registered in Canada and

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

United States and has expensed the residual net book value of $168,981 in 2003 to reflect the uncertain nature of future events.

The Company continues to actively pursue and protect its patents and trademarks registered in Canada and the United States.

  Share Capital:
  Authorized:

2,000,000 special preference shares, redeemable, voting, none of which are issued and outstanding Unlimited common shares without par value.

  Stock option plan:

The Company has a fixed stock option plan. Under the Company's Stock Option Plan (the "Plan"), the Company may grant options for up to 13,000,000 shares of common stock to directors, officers, employees or consultants of the Company and its subsidiaries. The exercise price of each option is equal to or greater than the market price of the Company's shares on the date of grant unless otherwise permitted by applicable securities regulations. An option's maximum term under the Plan is 10 years.

A summary of the status of the Company's fixed stock option plan as at January 31, 2005 and 2003 and changes during the years ended on those dates is as follows:

	2005		2004
	Shares in	Weighted Average	Shares in	Weighted
	Thousands	exercise price	Thousands	Average
				exercise price
Outstanding, beginning of period	7,270.31		5,300	$.10
Granted	400.83		7,270.31
Cancelled	-	-	-	-
Exercised	-	-	(5,300)	.10
Outstanding end of period	7,670.34		7,270	$.31

Options exercisable at end of period	7,670		7,270
Weighted average price of
options granted during the period		.83		$.31

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

In June 2004, 5,300,000 options were exercised resulting in $530,000 of cash proceeds to the Company.

The following table summarizes information about fixed options outstanding as at January 31, 2005:

Options Outstanding				Options exercisable
		Weighted average	Weighted
		remaining	Average		Weighted
Actual exercise	Number	contractual life (in	exercise	Number	Average
price	outstanding	years)	price	exercisable	exercise price
$ 0.30	7,150,000	4.67 years	$0.30	7,150,000	$0.30
0.68	120,000	1.16 years	0.68	120,000	0.68
0.80	300,000	2.2 years	0.80	300,000	0.80
0.91	100,000	4.75 years	0.91	100,000	0.91

At October 31, 2004 the cumulative stock compensation expense for stock options granted to employees has been calculated using the Black Scholes option-price model as $17,829,459 which expense has previously not been reflected in the consolidated statement of operations and deficit. Effective November 1, 2004, the Company has adopted the fair value method of accounting for stock compensation expense and accordingly has restated the cumulative deficit by $17,829,459 at October 31, 2004. Contributed surplus has been adjusted for an equivalent amount.

In the quarter ending January 31, 2005 the Company granted 300,000 options to the newly hired Chief Technology Officer (Note 13(d)) at an exercise price of $.80 per share. These options expire in February 2007 if unexercised. The Company also granted 100,000 options to an officer and employee of the Company at an exercised price of $.91 per share. These options expire in January 2010 if unexercised.

For the 3 months ended January 31, 2005 the fair value of all options granted was calculated as of the date of grant using the Black Scholes option-pricing model with the following assumptions:

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

Dividend yield	-
Expected volatility	142%
Risk free interest rate	3.25%
Expected option life	1.5 years

On this basis, the current expense for the three months ended January 31, 2005 has been calculated as $202,203 and this expense has been recorded in the consolidated statement of operations for the three months then ended with an equivalent charge to contributed surplus.

  Loss per share

Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and is calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company's stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and they are therefore excluded from the computation. Consequently, there is no difference between basic loss per share and diluted loss per share.

  Warrants

On August 13, 2003, the Company issued 2,031,250 First Units at $0.08 each. Each First Unit provides the holder with one common share and a warrant for one Second Unit at $0.08 each, exercisable for one year. Each Second Unit provides the holder with one common share and a warrant for one common share at $0.08 each, exercisable for one year.

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

In accordance with the CICA's recommendations, a portion of the First Unit should be allocated into separate elements within shareholders' equity as the First Units contain two equity elements arising from the common share and warrants attached. The Company has allocated the closing trading value of its shares as at August 13, 2003 to the common shares. Since the net proceeds received from the issuance of the common shares attached to the First Units equaled the closing trading value at the date authorized by the Board of Directors, the warrants were allocated a nil value.

Between August - October 2004, the holders of the First Units exercised the First Unit warrants and the Company thus issued 2,031,250 common shares and the warrants for the Second Units and realized proceeds of $162,500.

  Private Placements

  In December 2003, the Company completed Unit private placements to two Canadian private investors pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under the private placements, the Company received $33,000 as subscription proceeds for the sale and issue of 300,000 Units. Each Unit consists of one Common Share and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one Common Share and one Series B Warrant for $0.11 until expiry 12 months from the date of issue. Each Series B Warrant entitles the holder to purchase one additional Common Share for $0.11 until expiry 12 months from the date of issue.

  In October 2004 the private investors exercised 200,000 Series A warrants and the Company thus issued 200,000 common shares and 200,000 Series B warrants and realized proceeds of $22,000.

  In the quarter ended January 31, 2005 the private investors exercised the remaining Series A warrants and the Company thus issued 100,000 additional common shares and 100,000 Series B warrants and realized proceeds of $11,000. The investors then exercised 300,000 Series B warrants and the Company thus issued 300,000 common shares and realized proceeds of $33,000.

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

  In December 2003, the Company completed a Unit private placement to one Canadian private investor pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under the private placement, the Company received $40,000 as subscription proceeds for the sale and issue of 500,000 Units.

  Each unit consists of one Common Share and one Series A. Warrant. Each Series A Warrant entitles the holder to purchase one Common Share and one Series B Warrant for $0.08 until expiry 12 months from the date of issue. Each Series B Warrant entitles the holder to purchase one additional Common Share for $0.08 until expiry 12 months from the date of issue.

  In June 2004, the private investor exercised the Series A warrants and the Company thus issued 500,000 common shares and 500,000 Series B warrants and realized proceeds of $40,000.

  In September 2004, the private investor exercised the Series B warrants and the Company thus issued 500,000 common shares and realized proceeds of $40,000.

  In December 2004 the Company completed a Unit private placement to several U.S. investors pursuant to prospectus and registrations exemptions set forth in applicable securities laws. Under the private placement, the Company has received $617,000 as subscription proceeds for the sale and issue of 1,028,344 Units. Each Unit consists of one Common Share and one Series A Warrant. Each series A Warrant entitles the holder to purchase one Common Share and one Series B warrant for $.60 until expiry 12 months from the date of issue. Each Series B Warrant entitles the holder to purchase one additional Common Share for $.60 until expiry 12 months from the date of issue.

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

  Outstanding warrants

The outstanding warrants to acquire common shares are summarized as below:

The outstanding warrants to acquire common shares are summarized as below:

August 13, 2003 financing (Note 8 (d)):
Series A warrants outstanding at October 31, 2003	2,031,250
Series A warrants exercised in fiscal 2004	(2,031,250)
Series B warrants resulting from exercise of Series A warrants	2,031,250
Outstanding at January 31, 2005	2,031,250

December 2003 financing (Note 8 (e) (i)):
Series A warrants issued	300,000
Series A warrants exercised	(200,000)
Series B warrants resulting from exercise of Series A warrants	200,000
Outstanding at October 31, 2004	300,000
Series A warrants exercised	(100,000)
Series B warrants resulting from exercise of Series A warrants	100,000
Series B warrants exercised	(300,000)
Outstanding at January 31, 2005	-

December 2003 financing (Note 8 (e) (ii))
Series A warrants issued	500,000
Series A warrants exercised	(500,000)
Series B warrants resulting from exercise of Series A warrants	500,000
Series B warrants exercised	(500,000)
Outstanding at October 31, 2004	-

December 2004 financing (Note 8(e) (iii))
Series A warrants issued and outstanding	1,028,344

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

  Contributed surplus:

Included in contributed surplus of $18,694,203 at January 31, 2005 is an amount of $544,891 representing forgiveness of Pageant indebtedness during fiscal 1999 by Ataraxia Corp, the former parent company of Pageant. This forgiven debt was treated as contributed surplus, a separate component of shareholders' equity, as this balance was between related parties.

  Restructuring and write-down of royalty rights:

On July 29, 2002, the Company restructured its operations by closing its research and development facility and adopted a plan to focus its current resources to outsource its research and development activities as described in Note 13(a). No major costs were associated with this restructuring.

As a result of the restructuring, the Company determined that there was significant uncertainty that any amounts would be payable to Estancia in the foreseeable future in respect of the Estancia Royalty as described in Note 4, and accordingly, the Estancia Royalty rights acquired in the amount of $10,000,000 were written off in fiscal 2002.

  Income Taxes:

The Company has non-capital losses of approximately $6,779,000 available to reduce future taxable income, the benefit of which has not been recognized in these consolidated financial statements. As at January 31, 2005, the tax losses expire as follows:

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

	Canada	Other Foreign	Total
2006	$ 268,000	$ -	$268,000
2007	1,632,000	-	1,632,000
2008	1,363,000	-	1,363,000
2009	1,062,000	-	1,062,000
2010	932,000	265,000	1,197,000
2011	-	207,000	207,000
2014	727,000	-	727,000
2015	221,000		221,000
2023	-	73,000	73,000
2024	-	22,000	22,000
2025		7,000	7,000
Total losses	$ 6,205,000	$574,000	$6,779,000

The reconciliation of income tax attributable to continuing operations computed at the statutory tax rates to income tax expense is as follows:

	2005	2004
Consolidated accounting loss before income taxes	$(453,523)	$ (944,348)
Less nondeductible items - stock compensation
expense (Note 8(b))	202,203	-
Loss for tax purposes	(251,320)	(944,348)
Statutory rates	36%	36%

Expected income tax recovery	(90,475)	(339,965)
Tax benefit not recognized	(90,475)	339,965
	$ -	$ -

Future income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's future tax assets and liabilities as at January 31, 2005 are as follows:

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

	1-31	10-31
	2005	2004

Unused capital losses	$ 47,566	$ 47,566
Unused non-capital losses	2,327,658	2,244,996
Alternative minimum tax credit	142,091	142,091
Research and development credit	118,720	118,720
Tax basis of capital assets in excess of carrying value	13,680	13,680
Total future tax assets	$2,649,715	$ 2,567,053
Valuation allowance	(2,649,715)	(2,567,053)
Net future tax assets	$ -	$ -
  Management compensation and related party transactions:
  The Company has previously entered into the following stock-based management compensation arrangements:

  Effective November 1, 2001, the Company terminated the Chairman's compensation agreement described in Note 12(a) (ii) below and the Chairman's compensation was reduced to $1.00 per year.

  On January 1, 2001, the Company entered into a new employment agreement with the Chairman for a period of five years. Under the terms of this agreement, the Chairman has been retained to provide certain management services to the Company and its subsidiaries. The Company has agreed to issue, under the agreement, a number of fully paid and non-assessable common shares of the Company equal to 0.5% per quarter of the number of common shares of the Company outstanding on the last day of March, June, September and December of each year throughout the term of the agreement. An amount of $1,431,545 had been accrued for the value of the shares that had been earned but not issued as compensation expense for the year ended October 31, 2001 and treated as contributed surplus within shareholders' equity. On March 26, 2002, the Company issued 765,589 shares relating

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005 to compensation for the period ended October 31, 2001, valued at $1,431,545.

  On January 2, 2000, the Company entered into an Employee and Option

Agreement with the Chairman of Micromem which was approved by the shareholders at a meeting held on June 29, 2000.

As remuneration for the services to be rendered by the Chairman during the period from January 2, 2000 to January 2, 2001, the Company granted the Chairman an irrevocable option to acquire from the Company a number of fully paid and non-assessable common shares of the Company equal to 1.75% of the number of common shares of the Company that would be outstanding on the close of business on January 2, 2001, at a price of $0.10 per incentive share.

Pursuant to this agreement, deferred share compensation for the Chairman for the period from January 2, 2000 to January 2, 2001 in the amount of $2,711,811, representing an estimate of the intrinsic value of the options to be granted on January 2, 2001, was recorded as contributed surplus within shareholders' equity. Of this amount, $2,258,592 was recorded as compensation expense in the year-ended October 31, 2000. On January 17, 2001, the Chairman exercised his options and 714,686 common shares of the Company were issued with an aggregate value of $1,581,242 which was recorded as share capital. The difference between the actual value of the shares and the estimate recorded in 2000 of $677,420 was recorded as a recovery of compensation expense in the year ended October 31, 2001.

  On January 29, 1999 and March 10, 1999, the Company entered into two consulting agreements with the Chairman and a company controlled by the former President, respectively. Consideration for services rendered by the Chairman and the former President were settled by issue of common shares. The Company issued 454,292 shares to the Chairman and 448,452 shares to a company controlled by the former President

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005 during fiscal 2000. The balance of 11,192 shares ($66,461) due to a company controlled by the former President were issued in fiscal 2001.

  In the normal course of business, the Company has entered into transactions with other companies under common control. These transactions relate to salaries, rent and other expenses which are shared amongst the companies. For the 3 months ending January 31, 2005, Micromen paid a total of approximately $23,000 in rent, $29,000 in salaries and recovered a total of $36,000 of these costs from other companies under common control.

  Included in professional fees as reported are management and consulting fee payments made to various companies whose shareholders serve as officers and directors of the Company. Such payments totaled approximately $64,000 for the quarter ended January 31, 2005.

  Commitments:
  Research Collaboration and Infrastructure Agreements:
  Materials and Manufacturing Ontario:

On October 24, 2002, Micromem entered into a two year Research Collaboration Agreement with Material and Manufacturing Ontario ("MMO"), a not-for-profit organization funded by the provincial government, the University of Toronto ("U of T") and a researcher employed by U of T to fund the research on Magnetic Structure development for Hall effect memory devices.

Under the terms of the agreement, the Company has committed to contribute $87,432 (Cdn $136,175) and $18,000 (Cdn $28,000) in cash and in-kind contribution, respectively, per year to fund the research. As at October 31, 2004, the Company has met all of its obligations under this agreement.

On November 12, 2003, Micromem entered into a second research collaboration agreement with MMO and the U of T for research and development associated with magnetic memory devices. Under the second agreement, in the first year and upon renewal in the second year, MMO will grant $58,900 (equivalent to Cdn. $85,000) in cash funding and Micromem

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005 will contribute $56,130 (equivalent to Cdn. $81,000 in cash funding and additionally will make $30,770 (equivalent to Cdn. $44,400) of in-kind contributions, all towards the research collaboration, each year. At October 31, 2004, the Company has met all of its obligations under the agreement. Micromem will have sublicensing rights for the use of any new technology developed ("Technology Developed") under this research with an annual royalty payable in perpetuity to MMO based on a percentage of revenues from the sale of products incorporating the Technology Developed.

  University of Toronto:

On November 1, 2002, the Company entered into an Infrastructure Agreement with U of T to fund the assembly of a magnetic memory facility ("MMF") for research, development and fabrication of magnetic memory. U of T has agreed to use the MMF in connection with, among other things, research to be conducted pursuant to collaborations between Micromem and U of T.

The terms of the agreement provide that Micromem is to contribute $249,463 (equivalent to Cdn. $360,000) in cash to fund the direct costs of the MMF. The contribution has been included as a research and development expense in the consolidated statements of operations and deficit.

  Communications and Information Technology Ontario:

On December 10, 2002, Micromem entered into a two year Collaborative Research Agreement with Communications and Information Technology Ontario ("CITO") U of T and Dr. Harry Ruda. For the first year, CITO provided funding of $106,715 (equivalent to Cdn. $154,000) and Micromem contributed $31,875 (equivalent to Cdn. $46,000). For the second year, CITO provide funding of a further $107,715 (equivalent to Cdn. $154,000) and Micromem provided funding of a further $31,875 (equivalent to Cdn. $46,000). Micromem has further provided $67,632 (equivalent to Cdn $97,600) of in-kind contributions to the research collaboration.

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

  Equipment Transfer Agreement:

On March 1, 2003, Micromem entered into an agreement with U of T whereby Micromem has contributed equipment and supplies with an estimated value of $200,000 (Note 6). The equipment was previously used by Pageant Technologies (U.S.A.) Inc., at Pageant's former Kansas City, Missouri lab facility until its closure in August 2002.

  Technology development agreement:

On March 14, 2001, the Company's subsidiary, Pageant, entered into a three-year technology development agreement with Estancia and Lienau to continue the development of the Technology. Under the terms of the agreement, Pageant committed to pay Estancia $215,000 per year, payable on a monthly basis in arrears, and committed to incur expenditures in connection with the development expenses of up to a maximum of $500,000 per agreement year.

On April 23, 2002, the technology development agreement was amended to extend its term for an additional eight-month period through November 2004. The go-forward payments were renegotiated as $62,707 between May - October 2002, $197,086 during fiscal 2003 and $143,330 during fiscal 2004.

The development efforts under this agreement ceased in July 2002. The Company reports approximately $287,000 in accounts payable and accrued liabilities with respect to this agreement as of October 31, 2004 (at October 31, 2003: $143,000).

   Operating leases:

The Company has operating lease commitments which expire in 2006 in respect of its head office. The future minimum annual lease payments are approximately as follows:

2005	93,500
2006	15,500
$ 109,000

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

  Consulting contract:

In January 2005 the Company entered into a consulting contract with an arm's length individual for her services as Chief Technology Officer of the Company. The agreement extends for 2 years with a cancellation clause which can be executed by the Company at any time with 4 months notice provided. The base remuneration stipulated in the contract is $260,000 per year. The Company also granted the Chief Technology Officer 300,000 in options exercisable at $0.80 per share, expiring 45 days after the end of the above noted employment agreement.

  Contingencies:

Pageant Technologies (U.S.A.) Inc. has been named as a defendant in legal actions relating to tenant improvements on a leased property, including an action claiming damages of approximately $887,000 alleging breach of contract under a construction contract entered into by Clear Blue Laboratories, Inc. ("Clear Blue"). The landlord of the leased property is also claiming damages from Pageant Technologies (U.S.A.) Inc. Pageant Technologies (U.S.A.) Inc. assigned its rights under the lease to Clear Blue, however, Pageant Technologies (U.S.A.) Inc. is allegedly obligated to pay the lease payments should the assignee default under the contract. The landlord is claiming damages of approximately $887,000.

The outcome of these actions is uncertain and Pageant Technologies (U.S.A.) Inc. is vigorously defending all actions in which it is named as a defendant. It is, therefore, not possible to provide an estimate of the financial effects, if any, of the actions. No losses related to these actions have been accrued in these consolidated financial statements. It is possible that the outcome of these claims could represent a material amount.

In the normal course of business, the Company and its subsidiaries are involved in various legal actions. In management's opinion, the ultimate disposition of these actions, individually or in aggregate, will not have a material adverse effect on the financial condition of the Company.

The Company has agreed to indemnify its directors and officers and certain of its employees in accordance with the Company's by-laws. The Company maintains insurance policies that may provide coverage against certain claims.

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

Under the terms of the Research Collaboration and Infrastructure Agreements with MMO (Note 13 (1)) the University of Toronto (Note 13 (2)) and Communications and Information Technology Ontario (Note 13 (3)), the Company is committed to potential royalty payments in each case when a license agreement is finalized with respect to the technology relating to such agreements. As and when the research work is completed the Company will enter into a license agreement whereby:

  The collaboration partner in each case shall retain a non-exclusive royalty free worldwide perpetual license to use the Intellectual Property for its research, teaching and administrative purposes only.

  The collaboration partner shall receive an annual royalty payment calculated as:

  4% of the revenues generated by the Company from the manufacture and sale of products to the extent that such products directly and specifically pertain to the related Intellectual Property.

  A maximum of 20% of the revenues generated by the Company from the sublicensing of the related Intellectual Property,

subject to an overall total payment of $500,000. Once the overall payments equal $500,000, then the future royalty rate is reduced to 1% in each of case (i) and (ii) above.

As outlined in Note 4, certain interests under the Agreement with Estancia reverted to Estancia on March 9, 2004. On this basis, to the extent that revenues are generated by the Company relating directly and specifically to the Vemram Patents, the Company is obligated to pay Estancia 32% of the gross profit realized less expenses agreed to by the parties and 32% of any unit royalties realized less direct expenses.

  Financial instruments:
  Fair values

The fair values for all financial assets and liabilities are considered to approximate their carrying values due to their short-term nature.

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

  Foreign items

The consolidated financial statements include balances/transactions that are denominated in foreign currencies as follows:

	2005 Canadian Dollars	2004 Canadian Dollars
Assets	$204,748	$ 270,999
Liabilities	127,470	122,561
Revenue	370	6,241
Expenses	285,098	973,615
  Reconciliation between Canadian GAAP and U.S. GAAP:

The Company's consolidated financial statements have been prepared in accordance with Canadian GAAP which, in the case of the Company, conform in all material respects with U.S. GAAP.

  Stock-Based compensation:

Until October 31, 2004 the Company chose to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, compensation expense is recorded if the market value exceeds the exercise price at the date of grant. The compensation expense, if any, is recognized at the date of option grants or when the option shares are earned, when future performance is required, in the consolidated statements of operations and deficit.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), "Share-Based Payments". SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair-value method and record such expense in its consolidated financial statements. SFAS No. 123(R) is effective beginning in the quarter ending January 31, 2005.

The Company has adopted the fair value method to measure all employee stock-based compensation effective November 1, 2004 and accordingly has restated cumulative deficit as of October 31, 2004 to reflect this change, as outlined in Note 8(b).

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

  Consolidated statement of comprehensive income (loss):

Comprehensive income (loss) includes all changes in equity during the periods presented except shareholder transactions. For the purpose of reporting under U.S. GAAP, the components of comprehensive income and total comprehensive income are reported in the consolidated statements of changes in shareholders' equity, below net loss in the consolidated statements of operations and deficit and in a separate consolidated statement of comprehensive income. For the periods presented, accumulated other comprehensive loss equals net loss.

  Subsequent events:

Since January 31, 2005, the Company has secured additional financing as follows:

  In January 2005, the Company arranged a Unit private placement to several investors pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under this private placement the Company received $237,000 as of March 30, 2005 as subscription proceeds for the sale of 364,615 Units. Each Unit consists of one Common Share and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one Common Share and one Series B Warrant for $.65 until expiry 12 months from the issue date. Each Series B Warrant entitles the holder to purchase one additional Common Share for $.65 until expiry 12 months from the date of issue.

  In February 2005 the Company completed a Unit private placement to one Canadian investor pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under the private placement, the Company received $10,500 as subscription proceeds for the sale and issue of 14,000 Units. Each Unit consists of one Common Share and one Series A Warrant. Each Series A Warrant entitles the investor to purchase one Common Share and one Series B Warrant for $.75 until expiry 12 months from the date of issue. Each Series B Warrant entitles the holder to purchase one additional common share for $.75 until expiry 12 months from the date of issue.

MICROMEM TECHNOLOGIES INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars) January 31, 2005

  Comparative consolidated financial statements:

Comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2005 financial statements.